Exhibit 99.1

   Allied Capital Announces Second Quarter 2003 Financial Results;
            Quarterly Dividend of $0.57 Per Share Declared

    WASHINGTON--(BUSINESS WIRE)--July 29, 2003--Allied Capital
Corporation (NYSE:ALD) today announced second quarter 2003 financial results.

    Highlights for Q2 2003

    --  Net income was $0.52 per share, or $59.9 million

    --  Net investment income was $0.39 per share, or $44.6 million

    --  Net realized gains were $0.07 per share, or $8.5 million

    -- The total of net investment income and net realized gains was $0.46 per share, or $53.1 million

    -- Net change in unrealized appreciation or depreciation was $0.06 per share, or $6.8 million

    -- Regular quarterly dividend of $0.57 per share paid; third quarter dividend of $0.57 per share declared

    --  Net asset value per share was $14.23 per share

    --  Shareholders' equity increased to $1.65 billion

    --  Debt to equity ratio was 0.59 to 1

    --  New investments totaled $257.4 million for the quarter

    Operating Results

    For the three months ended June 30, 2003, net investment income was $44.6 million or $0.39 per share, as compared to $42.6 million or $0.41 per share for the three months ended June 30, 2002. Net realized gains were $8.5 million, or $0.07 per share for the quarter ended June 30, 2003, as compared to net realized losses of $0.8 million or $0.01 per share for the quarter ended June 30, 2002. The sum of net investment income and net realized gains (losses) was $53.1 million or $0.46 per share for the three months ended June 30, 2003, as compared to $41.8 million or $0.40 per share for the three months ended June 30, 2002.
    Net income for the quarter ended June 30, 2003, was $59.9 million or $0.52 per share, after changes in net unrealized appreciation or depreciation of $6.8 million or $0.06 per share. Net income for the quarter ended June 30, 2002, was $73.5 million or $0.71 per share, after changes in net unrealized appreciation or depreciation of $31.6 million or $0.31 per share. Net income can vary substantially from quarter to quarter primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.
    For the six months ended June 30, 2003, net investment income was $87.3 million or $0.78 per share, as compared to $96.4 million or $0.94 per share for the six months ended June 30, 2002. Net realized gains were $56.9 million or $0.50 per share for the six months ended June 30, 2003, as compared to $8.9 million or $0.09 per share for the six months ended June 30, 2002. The sum of net investment income and net realized gains was $144.1 million or $1.28 per share for the six months ended June 30, 2003, as compared to $105.3 million or $1.02 per share for the six months ended June 30, 2002. Net income for the six months ended June 30, 2003, was $79.8 million or $0.71 per share, after net unrealized depreciation of $64.3 million or $0.57 per share. Net income for the six months ended June 30, 2002, was $129.4 million or $1.26 per share, after net unrealized appreciation of $24.1 million or $0.23 per share.
    During the quarter, the company invested a total of $257.4 million. After total repayments of $74.3 million, asset sales of $32.1 million and valuation and other changes during the quarter, total assets were $2.8 billion at June 30, 2003. Shareholders' equity increased 6.8% to $1.65 billion at June 30, 2003, from $1.55 billion at December 31, 2002. Net asset value per share was $14.23 at June 30, 2003.

    Portfolio Activity for Q2 2003

    New private finance investments totaled $163.8 million and commercial real estate investments totaled $93.6 million for the quarter. At June 30, 2003, the overall weighted average yield on the interest-bearing portfolio was 14.1%, as compared to 14.0% at March 31, 2003.

    Private Finance

    The private finance portfolio totaled $1.84 billion at June 30, 2003. Loans and debt securities, which totaled $1.19 billion at June 30, 2003, had a weighted average yield of 14.4% as compared to 14.0% at March 31, 2003. Significant new private finance investments during the second quarter of 2003 included:

    -- $24.0 million in subordinated debt with warrants to VICORP Restaurants, Inc., an operator of branded family-style restaurants throughout the Midwest and West Coast;

    -- $20.0 million in subordinated debt to Aviation Technologies, Inc., formerly known as DeCrane Aircraft Holdings, Inc., a provider of specialty components and systems to the aircraft industry;

    --  $20.0 million in subordinated debt with warrants to Mogas
        Energy, LLC, an owner and operator of intrastate pipelines;

    -- $18.8 million in subordinated debt with warrants and common stock to Woodstream Corporation, a manufacturer and marketer of a full line of poison-free pest control products and a wide spectrum of products for the control of pests and wildlife;

    -- $15.0 million in subordinated debt to United Site Services, Inc., a provider of portable restroom services;

    -- $13.5 million in subordinated debt with warrants to Benchmark Medical, Inc., a provider of outpatient physical rehabilitation services;

    -- $12.3 million of subordinated debt to Weston Solutions, Inc., an environmental and redevelopment firm;

    -- $10.0 million in subordinated debt to Insight Pharmaceuticals Corporation, a company formed to acquire and grow selective, well-known, over-the-counter pharmaceutical brands;

    -- $8.3 million in subordinated debt and stock appreciation rights to Oahu Waste Services, Inc., a non-hazardous solid waste management company that provides collection, transfer, recycling and disposal services in the governmental, commercial and municipal sectors; and

    -- $5.0 million in subordinated debt commitments to Jakel, Inc., a manufacturer of sub-fractional c-frame motors and blowers for major original equipment manufacturers.

    Commercial Real Estate Finance

    At June 30, 2003, the company's CMBS and CDO portfolio totaled $591.0 million, and had a weighted average yield of 14.7%, as compared to 15.8% at March 31, 2003. The company invested a total of $93.6 million in five new CMBS transactions during the second quarter of 2003, including $71.8 million of investments in BB+, BB and BB- bonds. The company had no material sales of CMBS or CDO bonds during the quarter. The yield on the CMBS bond portfolio will fluctuate based on its mix of bond classes; the yield will be lower when the portfolio contains more higher-rated, lower-yielding BB+, BB and BB- bonds. The unamortized discount on the CMBS bond portfolio totaled $580.2 million at June 30, 2003.

    Portfolio Quality

    Allied Capital employs a grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.
    At June 30, 2003, the portfolio of Grade 1 investments totaled $839.0 million, or 32.9% of the total portfolio at value; Grade 2 investments totaled $1.46 billion, or 57.4% of the total portfolio; Grade 3 investments totaled $124.8 million, or 4.9% of the total portfolio; Grade 4 investments totaled $20.2 million, or 0.8% of the total portfolio; and Grade 5 investments totaled $101.2 million, or 4.0% of the total portfolio. Included in Grade 4 and 5 investments are assets totaling $32.3 million that are secured by commercial real estate.
    For the total investment portfolio, loans and debt securities greater than 90 days past due were $119.2 million at value at June 30, 2003, or 4.7% of the total portfolio. Included in this category are loans and debt securities valued at $43.5 million that are secured by commercial real estate. Loans and debt securities not accruing interest totaled $151.1 million at June 30, 2003. At June 30, 2003, 1.2% of the loans in the underlying collateral pool for the CMBS bonds was over 30 days delinquent or was classified as real estate owned.

    Liquidity and Capital Resources

    During the quarter ended June 30, 2003, Allied Capital raised a total of $62.8 million in new equity in one underwritten transaction. Subsequent to quarter end, the underwriter exercised the over-allotment option to purchase additional shares totaling $9.7 million.
    The company renewed its line of credit during the quarter, with a new committed amount of $462.5 million. The line of credit may be expanded through new or additional commitments up to $600 million at the company's option and is a two-year facility, with the option to extend the maturity for one additional year at the company's option under substantially similar terms. Outstanding borrowings on the company's unsecured revolving line of credit at June 30, 2003, were $25.5 million.
    Allied Capital also issued $153 million of five-year and $147 million of seven-year unsecured long-term notes during the quarter. The notes were issued primarily to insurance companies. The five- and seven-year notes have fixed interest rates of 5.45% and 6.05%, respectively, and have substantially the same terms as the company's existing unsecured long-term notes. The proceeds from the offering were used to repay $140 million of long-term debt that matured during the quarter, to pay down the revolving line of credit and to fund new portfolio investments.
    At June 30, 2003, the company had a weighted average cost of debt of 7.4%. The company's regulatory asset coverage was 286% and the ratio of debt to equity was 0.59 to 1. The company is required to maintain regulatory asset coverage of at least 200%.

    Quarterly Dividend of $0.57 Per Share Declared

    As previously released on July 21, 2003, the company declared a regular quarterly dividend of $0.57 per share for the third quarter of 2003. The dividend is payable as follows:

    Record date September 12, 2003

    Payable date September 26, 2003

    The company's dividend is paid from taxable income. The Board determines the dividend based on annual estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

    Webcast/ Conference Call at 10:15 a.m. EST on July 29, 2003

    The company will host a webcast/ conference call at 10:15 a.m.
(EST) today to discuss second quarter financial results. All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing 888-689-4612 approximately 15 minutes prior to the call; please reference the passcode "Allied Capital." International callers should dial 706-645-0106. An archived replay of the event will be available on our web site or by calling 800-642-1687 and referencing passcode "1142376". International callers, please dial 706-645-9291 to access the replay. For complete information about the webcast/ conference call and the replay, please visit our web site or call Allied Capital Investor Relations at 888-818-5298.

    About Allied Capital

    Allied Capital is the nation's largest business development company and provides long-term debt and equity investment capital to support the expansion of primarily private companies in a variety of industries. The company also participates in the real estate capital markets as an investor in non-investment grade commercial mortgage-backed securities. The company is headquartered in Washington, DC. For more information, please visit the web site at www.alliedcapital.com, call Allied Capital Investor Relations toll-free at 888-818-5298, or e-mail us at ir@alliedcapital.com.

    Forward-looking Statements

    The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company's periodic filings with the Securities and Exchange Commission.


(in thousands, except per share amounts)
                                         At June 30,  At December 31,
                                            2003           2002
                                         -----------------------------
                                         (unaudited)
ASSETS
Portfolio at value:
 Private finance                          $1,839,244       $1,743,215
 Commercial real estate finance              706,896          744,952
                                         ------------ ----------------
        Total portfolio at value           2,546,140        2,488,167

Other assets                                 118,698          100,221
Deposits of proceeds from sales of
 borrowed Treasury    securities             157,262          194,745
Cash and cash equivalents                      7,484           11,186
                                         ------------ ----------------

              Total assets                $2,829,584       $2,794,319
                                         ============ ================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Debt                                       $979,700         $998,450
 Obligations to replenish borrowed
  Treasury      securities                   156,986          197,027
 Accounts payable and other liabilities       34,755           45,771
                                         ------------ ----------------
        Total liabilities                  1,171,441        1,241,248

Preferred stock                                7,000            7,000

Shareholders' Equity:
 Common stock                                     12               11
 Additional paid-in-capital                1,698,307        1,547,183
 Notes receivable from sale of common
  stock                                      (22,985)         (24,704)
 Net unrealized appreciation
  (depreciation) on portfolio                (24,923)          39,411
 Undistributed (distributions in excess
  of) earnings                                   732          (15,830)
                                         ------------ ----------------
        Total shareholders' equity         1,651,143        1,546,071
                                         ------------ ----------------

        Total liabilities and
         shareholders' equity             $2,829,584       $2,794,319
                                         ============ ================


Net asset value per common share              $14.23           $14.22

Common shares outstanding                    116,034          108,698




(in thousands, except per share    3 Months Ended     6 Months Ended
 amounts)                             June 30,            June 30,
                                   2003     2002      2003      2002
                                 -------- -------  --------- ---------
Interest and Related Portfolio     (unaudited)         (unaudited)
 Income:
     Interest and dividends      $67,137  $62,692  $132,658  $127,665
     Premiums from loan
      dispositions                 1,637       46     2,758     1,659
     Fees and other income         8,440   10,455    14,928    26,260
                                 -------- -------- --------- ---------
               Total Interest
                and Related
                Portfolio Income  77,214   73,193   150,344   155,584
                                 -------- -------- --------- ---------
Expenses:
     Interest                     19,358   17,515    37,280    34,984
     Employee                      9,258    8,274    17,379    16,309
     Administrative                5,081    4,843     9,498     7,861
                                 -------- -------- --------- ---------
               Total Operating
                Expenses          33,697   30,632    64,157    59,154
                                 -------- -------- --------- ---------

Net Investment Income Before
 Income Taxes                     43,517   42,561    86,187    96,430

Income tax benefit                (1,081)       -    (1,081)        -
                                 -------- -------- --------- ---------

Net Investment Income             44,598   42,561    87,268    96,430

Net Realized and Unrealized
 Gains (Losses):
    Net realized gains (losses)    8,540     (755)   56,879     8,850
    Net change in unrealized
     appreciation or
     depreciation                  6,802   31,648   (64,334)   24,135
                                 -------- -------- --------- ---------
              Total Net Gains
               (Losses)           15,342   30,893    (7,455)   32,985
                                 -------- -------- --------- ---------

Net Increase in Net Assets
 Resulting from Operations       $59,940  $73,454   $79,813  $129,415
                                 ======== ======== ========= =========

Earnings per common share -
 diluted                           $0.52    $0.71     $0.71     $1.26

Weighted average common shares
 outstanding - diluted           114,552  103,440   112,291   102,900

    CONTACT: Allied Capital Corporation, Washington
             Suzanne Sparrow, 202-973-6326